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                                   Filed Pursuant to Rule 424(b)(3)
                                   of the Securities Act of 1933, as
                                   amended


                   NEW ENGLAND ELECTRIC SYSTEM
                     SUPPLEMENT TO PROSPECTUS
                       DATED MARCH 26, 1998

     This Prospectus Supplement relates to an aggregate of 74,547 Common Shares covered by this Prospectus, which were issued on March 31, 1998 to the stockholders of New England Water Heater Co., Inc. (NEWH) in connection with the acquisition of NEWH by the Company. The acquisition was effected by merging a subsidiary of the Company with and into NEWH. In connection therewith, 30,880 Common Shares were issued to Edward J. Stewart III, 30,880 Common Shares were issued to Robert V. Shupe, and 12,787 Common Shares were issued to Richard R. Duperey, being all the stockholders of NEWH (together, the "NEWH Stockholders").

     The dollar amount of NEWH's sales and assets are not material to the financial condition or results of operations of the Company, and the 74,547 Common Shares issued in connection with the acquisition represent less than 1% of the Company's outstanding Common Shares. The 74,547 Common Shares may be offered by the NEWH Stockholders from time to time as described under "OFFERED SECURITIES".

               The date of this Supplement is March 31, 1998